Exhibit 99.1

FOR IMMEDIATE RELEASE: November 14, 2003	PR03-14

CANYON RESOURCES REPORTS THIRD QUARTER FINANCIAL RESULTS

     GOLDEN, CO — Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced a third quarter 2003 net loss of $2.5 million, or $0.11 per share, on revenues of $3.2 million, compared to a restated net loss of $0.1 million, or $0.01 per share, on revenues of $4.9 million for the third quarter of 2002. For the nine months ended September 30, 2003, the Company recorded a net loss of $7.3 million, or $0.34 per share, on revenues of $10.5 million, compared to a restated net loss of $4.3 million, or $0.23 per share, on revenues of $11.8 million for the nine months ended September 30, 2002. The prior period results have been restated to give effect to adjustments related to i) expensing of previously capitalized costs for the McDonald Gold Project; ii) commencing to amortize the carrying values of the McDonald and Seven-Up Pete mineral interests as of January 1, 2002; and iii) including depreciation, depletion and amortization as a cost in inventories at the Company’s Briggs Mine. Overall, the adjustments decreased the Company’s net income in the third quarter of 2002 by approximately $0.4 million, or $0.02 per share. For the nine months ended September 30, 2002, the adjustments increased the Company’s net loss by approximately $1.4 million, or $0.07 per share.

     Gold production from the Briggs Mine during the third quarter of 2003 was 8,676 ounces, and sales were 8,705 ounces of gold and 1,500 ounces of silver at an average price of $369 per equivalent gold ounce. For the comparable period of 2002, gold production was 17,574 ounces and sales were 16,700 ounces of gold and 2,500 ounces of silver at an average realized price of $294 per equivalent gold ounce. For the nine months ended September 30, 2003, gold production was 30,742 ounces and sales were 30,936 ounces of gold and 9,843 ounces of silver at an average realized price of $338 per equivalent gold ounce. For the comparable period of 2002, gold production was 39,209 ounces and sales were 38,938 ounces of gold and 11,554 ounces of silver at an average realized price of $303 per equivalent ounce.

     During the third quarter, the last ore from the Goldtooth pit containing 7,319 ounces of gold were contract crushed and placed on pad. Layback of waste rock at the North Briggs pit continued throughout the quarter and will continue until the end of 2003. North Briggs ores containing approximately 32,000 ounces of gold are scheduled to be mined, upon completion of the layback, in the first quarter of 2004. Recoverable gold inventory on leach pad at September 30, 2003, was 22,060 ounces.

     In addition to producing gold from its Briggs Mine in California, Canyon owns the Seven-Up Pete Venture which has invested $75 million in the 10 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete properties, including the McDonald Gold Project.

(See Table on Reverse Side)

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT
Richard H. De Voto, President	or	Gary C. Huber, Vice President-Finance
(303) 278-8464

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

BALANCE SHEET	September 30, 2003	Dec. 31, 2002

Assets
Current assets	$13,273,700	$10,590,700
Noncurrent assets	25,879,400	26,435,200

Total assets	$39,153,100	$37,025,900

Liabilities and stockholders’ equity
Current liabilities	$4,299,500	$6,607,900
Notes payable — long term	2,699,000	—
Other noncurrent liabilities	4,132,500	3,922,600
Stockholders’ equity	28,022,100	26,495,400

Total liabilities and stockholders’ equity	$39,153,100	$37,025,900

	Three months ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

		(Restated)		(Restated)
STATEMENT OF OPERATIONS
Revenue	$3,208,700	$4,903,600	$10,458,400	$11,783,900
Cost of sales	3,449,400	4,459,100	11,251,100	11,651,700
Depreciation, depletion & amortization	1,345,500	1,860,800	4,975,800	4,850,500
Selling, general & administrative	334,100	277,100	1,179,300	1,017,100
Exploration and development costs	252,500	188,600	642,700	480,300
Accretion expense	46,500	—	139,600	—
Gain (loss) on asset disposals	9,500	1,328,300	85,200	2,729,800
Other income (expense), net	(240,300)	411,400	396,100	(770,300)
Cumulative effect of change in accounting principle	—	—	(11,700)	—

Net loss	$(2,450,100)	$(142,300)	$(7,260,500)	$(4,256,200)

Net loss per share	$(0.11)	$(0.01)	$(0.34)	$(0.23)

Weighted average shares outstanding	23,107,200	19,766,100	21,480,400	18,420,200

CASH FLOW
Cash & cash equivalents, beginning of period	$1,593,900	$474,900	$430,800	$1,618,100
Net cash provided by (used in) operating activities	350,800	(720,900)	(677,300)	(3,111,900)
Net cash provided by (used in) investing activities	(1,196,100)	1,410,200	(1,425,100)	3,198,100
Issuance of stock, net	5,294,900	—	6,156,700	2,171,500
Proceeds from stock to be issued	245,000	—	245,000	—
Proceeds from sale of debentures	—	—	3,299,000	—
Payments on debt & other obligations	(467,200)	(169,700)	(2,207,800)	(2,881,300)

Cash & cash equivalents, end of period	$5,821,300	$994,500	$5,821,300	$994,500

PRODUCTION AND SALES DATA
Gold production (oz)	8,676	17,574	30,742	39,209
Gold sales (oz)	8,705	16,700	30,936	38,938
Per ounce amounts:
- Cost of sales*	$346	$267	$294	$299
- Average realized price per ounce	$369	$294	$338	$303
- Average market price (COMEX)	$363	$314	$354	$306

*	Before write downs of inventory to net realizable value.